Exhibit 12.1

December 29, 2025

Board of Directors

Immersed Inc.

106 E. 6th St. STE 900-202

Austin, Texas 78701

Re:      Offering Statement on Form 1-A

Dear Board of Directors,

We have acted as counsel to Immersed Inc., a Delaware corporation (the “Company”), in connection with the proposed primary offering of securities by the Company (the “Primary Offering”) and secondary offering of securities by certain selling stockholders of the Company (the “Secondary Offering” and, together with the Primary Offering, the “Offering”), pursuant to an offering statement on Form 1-A (File No.: 024-12657) (as may be amended, the “Offering Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to and covers (i) the primary offering for the issuance and sale of up to 31,818,181 shares (the “Primary Shares”) of Series B Common Stock, par value $0.00001 per share, of the Company (“Series B Common Stock”) by the Company, (ii) the secondary offering for sale of up to 6,060,606 shares (the “Secondary Shares”) of Series B Common Stock by certain selling stockholders (the “Selling Stockholders”), and (iii) the issuance of up to 6,363,636 shares of Series B Common Stock to eligible investors as bonus shares (the “Bonus Shares” and, together with the Primary Shares and the Secondary Shares, the “Securities”). We have been requested by the Company to render this opinion letter with respect to the legality of the Securities in accordance with the requirements of Section 12 of Item 17 of Part III of Form 1-A.

In rendering the opinions expressed below, we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of the Company’s certificate of incorporation and bylaws, each as amended and currently in effect, the Offering Statement, the offering circular forming a part of the Offering Statement (the “Offering Circular”) and the exhibits thereto, the subscription agreement (the “Subscription Agreement”) as well as such other records, documents, agreements, certificates and instruments, and we have considered such questions of law and such matters of fact as we have deemed relevant and necessary as a basis for the opinions set forth herein.

In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination.

In making our examination of documents executed by parties other than the Company, we have assumed that such other parties had the power, corporate or other, to enter into and perform all of their obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such other parties of such documents, and the validity and binding effect thereof. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have further assumed that the sale and issuance of the Securities will not exceed, as applicable, (a) the aggregate amount of Securities authorized under the resolutions in connection with the Offering, and (b) the authorized number of shares of Series B Common Stock set forth in the certificate of incorporation, as amended.

Greenberg Traurig, P.A. ■ Attorneys at Law ■ WWW.GTLAW.COM

Immersed Inc.

December 29, 2025

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	the Securities have been duly authorized by all necessary corporate action of the Company;

2.	when the Primary Shares are paid for and sold and issued by the Company, pursuant to the Subscription Agreement and in the manner described in the Offering Statement, such shares will be validly issued, fully paid and non-assessable;

3.	the Secondary Shares are legally issued, fully paid, and non-assessable, and may be resold pursuant to the Subscription Agreement and in the manner described in the Offering Statement; and

4.	the Bonus Shares when issued by the Company, pursuant to the Subscription Agreement and in the manner described in the Offering Statement will be validly issued, fully paid, and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, and the federal securities laws of the United States, and we do not express any opinion herein with respect to the laws of any other jurisdiction. In addition, we express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein.

The foregoing opinions are subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Statement, and to the reference to our firm appearing under the heading “Legal Matters” in the Offering Circular. We further consent to the incorporation by reference of this opinion letter and consent to any further amendment to the Offering Statement. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required to be filed under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A.

Greenberg Traurig, P.A. ■ Attorneys at Law ■ WWW.GTLAW.COM